                                                                    EXHIBIT 99.1

NABORS' EPS $0.15 PER DILUTED SHARE, $0.18 INCLUSIVE OF REINCORPORATION SAVINGS

BRIDGETOWN, BARBADOS, JANUARY 30, 2003, NABORS INDUSTRIES LTD. (AMEX: NBR) today announced its financial results for the fourth quarter and full year 2002. Income derived from operating activities(1) was $39.3 million in the fourth quarter and $170.0 million for the full year 2002. This represents a sequential improvement over the third quarter amount of $32.1 million. The prior year income from operating activities was $85.3 million in the fourth quarter and $535.7 million for the full year 2001. Excluding the $0.03 tax benefit related to the Company's recent reorganization as a Bermuda company, net income was $22.6 million or $0.15 per diluted share for the fourth quarter and $108.5 million or $0.72 per diluted share for the full year 2002. This compares to net income of $18.6 million or $0.12 per diluted share (excluding reorganization benefits) reported in the third quarter of 2002 and $62.1 million or $0.41 per diluted share and $357.4 million or $2.24 per diluted share for the fourth quarter and full year 2001, respectively.

Revenues and other income also showed sequential improvement at $392.9 million for the fourth quarter, versus $362.2 million in the third quarter. Full year 2002 revenues were $1.52 billion. The comparable 2001 revenues and other income were $475.3 million and $2.31 billion for the fourth quarter and full year, respectively. Net income in 2002 was $27.2 million or $0.18 per diluted share for the fourth quarter and $121.5 million or $0.81 per diluted share for the full year. Third quarter 2002 net income was $26.9 million or $0.18 per diluted share, which included a reorganization tax benefit of approximately $0.06 per diluted share.

Gene Isenberg, Nabors' Chairman and Chief Executive Officer, made the following comments regarding the results. "I am pleased to report results that represent our first sequential quarterly improvement in five quarters along with my expectation of continued improvement in the first quarter. I am also satisfied with our full year results, particularly considering the protracted weakness that persisted throughout the year in all of our North American markets. A very encouraging aspect of the year was the numerous new international offshore contracts secured by our international business unit which has only been minimally reflected in our results-to-date.

"Compared to the third quarter's results, the current quarter showed meaningful improvement in our Canadian and international units. Our US offshore unit's results include $6.4 million from insurance under our business interruption policy on our Dolphin 105 jack-up rig which was lost in a hurricane. Coincidently, this payment is approximately equal to the international income deferred from the fourth quarter to future periods, primarily from the delay in commencing four platform rigs and vessel contracts.

"Our US Lower 48 drilling results were down significantly, but not as much as we expected, with higher than anticipated margins despite a lower rig count during the quarter. Our manufacturing and transportation businesses were down modestly along with US rig activity partially offset by a seasonal increase in Alaskan construction. Our

--------
(1) Income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses and depreciation and amortization expense from operating revenues, then adding Earnings from unconsolidated affiliates.

US well servicing business also posted lower results, with steady pricing but seasonally lower utilization attributable to shorter workdays and the holidays.

"Going forward, we expect a much improved first quarter and full year 2003. Canada will be particularly strong reflecting our increased presence there at the beginning of what is a first quarter seasonal and a full year cyclical increase in activity and pricing. Our international unit's first quarter will begin to reflect significant increases in income as we deploy and commence operations on the first four of nine additional long-term, higher margin offshore rig contracts. The balance of these contracts should commence in the second and third quarters. There is even further potential in this unit emanating from a robust level of bidding.

"We believe we are seeing multiple signs of an improving market environment in our US land drilling and well servicing units, although our expectations remain modest for the next two quarters. Alaska and Canada are likely to experience seasonal weakness in the second quarter as the spring thaw materializes.

"Beginning with this quarter, we have implemented a new segment reporting format so as to provide investors with more transparency regarding revenue, cash flow derived from operating activities and utilization attributable to our key operating segments. This change will make more apparent the significance of the contribution and potential from our other business segments in addition to the obvious leverage of our US Lower 48 drilling unit. A historical summary of our last eight quarters' results, in this revised format, will be available for downloading from the Financial Information page contained in the Investor Information section of our website at www.nabors.com."

The Nabors companies own and operate almost 600 land drilling and 933 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 44 platforms, 17 jack-ups, and three barge rigs in the domestic and international markets. Nabors markets 30 marine transportation and support vessels, primarily in the US Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements.

For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at (281) 775-8038. To request Investor Materials, call Angela Ridgell at (281) 775-8063 or our corporate headquarters in Bridgetown, Barbados at (246) 421-9471 or via email at dan.maclachlin@mail.nabors.com. Nabors will conduct a conference call to discuss the quarter's results and the near-term outlook, today at 11:00 a.m. Eastern Standard Time. The call can be accessed on our website at www.nabors.com, or through First Call at www.firstcallevents.com.

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
         THREE MONTHS AND TWELVE MONTHS ENDED DECEMBER 31, 2002 AND 2001

                    (In thousands, except per share amounts)


                                                                          (Unaudited)
                                              ------------------------------------------------------------------
                                              Three Months Ended December 31,   Twelve Months Ended December 31,
                                              -------------------------------   --------------------------------

                                                 2002                 2001          2002                 2001
                                              ----------           ----------    ----------           ----------
Revenues and other income:
   Operating revenues(1)(2)                   $  379,951           $  448,479    $1,466,443           $2,201,736
   Earnings from unconsolidated affiliates         2,834                4,527        14,775               26,334
   Interest income                                 8,548               11,401        34,086               53,973
   Other income, net(3)                            1,556               10,926         3,708               28,650
                                              ----------           ----------    ----------           ----------
      Total revenues and other income            392,889              475,333     1,519,012            2,310,693
                                              ----------           ----------    ----------           ----------

Costs and other deductions:
   Direct costs(1)                               252,397              292,340       973,910            1,366,967
   General and administrative expenses            39,437               34,348       141,895              135,496
   Depreciation and amortization                  51,616               41,007       195,365              189,896
   Interest expense                               20,263               18,350        67,068               60,722
                                              ----------           ----------    ----------           ----------
      Total costs and other deductions           363,713              386,045     1,378,238            1,753,081
                                              ----------           ----------    ----------           ----------

Income before income taxes                        29,176               89,288       140,774              557,612
                                              ----------           ----------    ----------           ----------

Income taxes (benefit):
  Current                                          1,454               29,892        10,185               83,718
  Deferred                                           517               (2,660)        9,100              116,444
                                              ----------           ----------    ----------           ----------
    Total income tax expense (benefit)             1,971               27,232        19,285              200,162
                                              ----------           ----------    ----------           ----------

Net income                                    $   27,205           $   62,056    $  121,489           $  357,450
                                              ==========           ==========    ==========           ==========

Earnings per share(4):
   Basic                                      $      .19           $      .44    $      .85           $     2.48
   Diluted                                    $      .18           $      .41    $      .81           $     2.24

Weighted average number
  of common shares outstanding(4):
  Basic                                          145,385              140,874       143,655              144,430
                                              ----------           ----------    ----------           ----------
  Diluted                                        151,717              164,206       149,997              168,790
                                              ----------           ----------    ----------           ----------

Income derived from operating activities(5)   $   39,335           $   85,311    $  170,048           $  535,711
                                              ==========           ==========    ==========           ==========

Adjusted amounts to exclude tax benefits resulting from the reorganization(6):

                                                                  (Unaudited)
                                        ------------------------------------------------------------------
                                        Three Months Ended December 31,   Twelve Months Ended December 31,
                                        -------------------------------   --------------------------------

                                            2002               2001           2002                2001
                                        ------------       ------------   ------------        ------------
Net income:
  US GAAP basis per above               $     27,205       $     62,056   $    121,489        $    357,450
  Tax benefits of reorganization              (4,600)                --        (12,953)                 --
                                        ------------       ------------   ------------        ------------
Adjusted net income                     $     22,605       $     62,056   $    108,536        $    357,450
                                        ============       ============   ============        ============

Earnings per share - Diluted:
  US GAAP basis per above               $        .18       $        .41   $        .81        $       2.24
  Tax benefits of reorganization                (.03)                --           (.09)                 --
                                        ------------       ------------   ------------        ------------
Adjusted earnings per share - Diluted   $        .15       $        .41   $        .72        $       2.24
                                        ============       ============   ============        ============

(1) We adopted Emerging Issues Task Force (EITF) No. 01-14, "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred", in 2002. Previously, we recognized reimbursements received as a reduction to the related direct costs. EITF 01-14 requires that reimbursements received be included in operating revenues and "out-of-pocket" expenses be included in direct costs. Accordingly, reimbursements received from our customers have been reclassified to revenues for all periods presented. The effect of adopting EITF 01-14 resulted in the following reclassifications to the three months and twelve months ended December 31, 2001: operating revenues and direct costs were increased from previously reported amounts by $16.0 million and $70.0 million, respectively. These reclassifications had no impact on net income.

(2) We have revised the classification of revenues for certain rigs that we own that are leased to our joint venture in Saudi Arabia, in which we have a 50% ownership interest. We now report 100% of these revenues as operating revenues. Previously, we had reported 50% of these lease revenues as earnings from unconsolidated affiliates and 50% as operating revenues. The effect of this change in classification resulted in an increase in operating revenues and offsetting decrease in earnings from unconsolidated affiliates of $17.5 million for the nine months ended September 30, 2002, and $3.7 million and $10.6 million for the three and twelve months ended December 31, 2001, respectively. These reclassifications had no impact on total revenues and other income, or net income.

(3) We adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections", effective April 1, 2002. Due to the nature of our business, Accounting Standards Board (FASB) 44, 64 and Amendment of FASB 13 are not applicable. SFAS 145 eliminates SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt". Accordingly, we no longer classify gains and losses from extinguishment of debt that are usual and frequent as extraordinary items and we reclassified to other income any similar debt extinguishment items that had been reported as extraordinary items in prior accounting periods. In conjunction with adopting SFAS 145 in 2002, we reclassified, for the three months and twelve months ended December 31, 2001, the following extraordinary gain to other income with the related income tax component reclassified to income tax expense respectively: $9.6 million, net of taxes of $5.7 million. These reclassifications had no impact on net income.

(4) See "Computation of Per Share Earnings" included as a separate schedule.

(5) Income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, and depreciation and amortization expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America. However, management does evaluate the performance of its business units and the consolidated company based on income derived from operating activities because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. For a reconciliation of this non-GAAP measure to Income before income taxes, see the Segment Reporting table contained herein.

(6) Effective June 24, 2002, Nabors Industries Ltd., a Bermuda exempted company (Nabors), became the successor to Nabors Industries, Inc., a Delaware corporation (Nabors Delaware), following a corporate reorganization. Upon consummation of the merger, all outstanding shares of Nabors Delaware common stock automatically converted into the right to receive Nabors common shares, with the result that the shareholders of Nabors Delaware on the date of the merger became the shareholders of Nabors. Nabors and its subsidiaries continue to conduct the businesses previously conducted by Nabors Delaware and its subsidiaries. The reorganization was accounted for as a reorganization of entities under common control and accordingly, it did not result in any changes to the consolidated amounts of assets, liabilities and stockholders' equity. The adjusted net income and earnings per share amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2002 and 2001

                          (In thousands, except ratios)

                                                        (Unaudited)
                                                        December 31,
                                                  -----------------------
                                                     2002         2001
                                                  ----------   ----------
ASSETS
Cash and marketable securities                    $  867,195   $  541,612
Accounts receivable, net                             277,735      361,086
Other current assets                                 202,197      128,248
                                                  ----------   ----------
     Total current assets                          1,347,127    1,030,946
Marketable securities                                459,148      377,025
Property, plant and equipment, net                 2,781,050    2,433,247
Goodwill, net                                        306,762      199,048
Other long-term assets                               131,222      111,649
                                                  ----------   ----------
     Total assets                                 $5,025,309   $4,151,915
                                                  ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt                 $  492,985   $    2,510
Other current liabilities                            239,012      327,620
                                                  ----------   ----------
     Total current liabilities                       731,997      330,130
Long-term debt                                     1,614,656    1,567,616
Other long-term liabilities                          517,995      396,303
                                                  ----------   ----------
     Total liabilities                             2,864,648    2,294,049
Stockholders' equity                               2,160,661    1,857,866
                                                  ----------   ----------
     Total liabilities and stockholders' equity   $5,025,309   $4,151,915
                                                  ==========   ==========

Total cash and marketable securities              $1,326,343   $  918,637

Working capital                                   $  615,130   $  700,816

Funded debt to capital ratio:
    - Gross                                           0.49:1       0.46:1
    - Net of cash and marketable securities           0.27:1       0.26:1
Interest coverage ratio:                               6.0:1       13.3:1

                                SEGMENT REPORTING
         THREE MONTHS AND TWELVE MONTHS ENDED DECEMBER 31, 2002 AND 2001

                                 (In thousands)

The following table sets forth certain information with respect to our reportable segments, rig and well-servicing activity:

                                                                                  (Unaudited)
                                                    ---------------------------------------------------------------------
                                                    Three Months Ended December 31,      Twelve Months Ended December 31,
                                                    -------------------------------      --------------------------------
                                                        2002               2001              2002                2001
                                                    ------------       ------------      ------------        ------------
Operating revenues and Earnings from
  unconsolidated affiliates:
    Contract drilling(1)(2):
      U.S. Land drilling(3)                         $    102,642       $    196,528      $    498,421        $  1,147,400
      Canada                                              51,158             22,697           141,497              86,310
      U.S. Land well-servicing                            70,307             80,172           294,428             345,785
      U.S. Offshore                                       29,841             40,175           105,717             226,078
      International                                       85,580             85,016           320,160             282,404
                                                    ------------       ------------      ------------        ------------
       Subtotal contract drilling                        339,528            424,588         1,360,223           2,087,977

Manufacturing and logistics(4)(5)                         59,487             49,586           174,775             258,361
Other(6)                                                 (16,230)           (21,168)          (53,780)           (118,268)
                                                    ------------       ------------      ------------        ------------
   Total                                            $    382,785       $    453,006      $  1,481,218        $  2,228,070
                                                    ============       ============      ============        ============

Cash flow derived from operating activities(7):
    Contract drilling(1):
      U.S. Land drilling(3)                         $     24,406       $     53,602      $    132,806        $    409,760
      Canada                                              13,917             10,355            38,127              34,065
      U.S. Land well-servicing                            13,185             19,314            58,231              82,402
      U.S. Offshore                                       12,092             13,117            19,094              55,107
      International                                       28,843             26,153           113,641              89,595
                                                    ------------       ------------      ------------        ------------
       Subtotal contract drilling                         92,443            122,541           361,899             670,929

Manufacturing and logistics(4)                             7,713             16,621            42,704             105,770
Other(8)                                                  (9,205)           (12,844)          (39,190)            (51,092)
                                                    ------------       ------------      ------------        ------------
   Total                                                  90,951            126,318           365,413             725,607
Depreciation and amortization                            (51,616)           (41,007)         (195,365)           (189,896)
                                                    ------------       ------------      ------------        ------------
Income derived from operating activities                  39,335             85,311           170,048             535,711

Interest expense                                         (20,263)           (18,350)          (67,068)            (60,722)
Interest income                                            8,548             11,401            34,086              53,973
Other income, net                                          1,556             10,926             3,708              28,650
                                                    ------------       ------------      ------------        ------------
Income before income taxes                          $     29,176       $     89,288      $    140,774        $    557,612
                                                    ============       ============      ============        ============

Rig Years:
   U.S. Land drilling(3)                                   103.2              156.6             112.3               220.6
   Canada                                                   29.6               19.7              22.9                20.4
   U.S. Offshore                                            14.0               21.1              14.5                28.8
   International                                            59.9               55.7              55.1                54.5
                                                    ------------       ------------      ------------        ------------
      Total rig years                                      206.7              253.1             204.8               324.3
                                                    ============       ============      ============        ============

Rig Hours:
   Canada well-services                                   71,704                 --           164,785                  --
   U.S. Land well-services                               250,364            262,327         1,014,657           1,170,104
                                                    ------------       ------------      ------------        ------------
      Total rig hours                                    322,068            262,327         1,179,442           1,170,104
                                                    ============       ============      ============        ============

(1) This segment includes our drilling, workover and well-servicing operations, on land and offshore.

(2) Includes Earnings from unconsolidated affiliates, accounted for by the equity method, of $.8 million and $2.8 million for the three-month periods ended December 31, 2002 and 2001, and $3.9 million and $9.0 million for the twelve-month periods ended December 31, 2002 and 2001, respectively.

(3) U.S. Land drilling is comprised of our Alaska and U.S. Lower 48 drilling operations.

(4) This segment includes our marine transportation and supply services, top drive manufacturing, rig instrumentation and software, and construction and logistics operations.

(5) Includes Earnings from unconsolidated affiliates, accounted for by the equity method, of $2.0 million and $1.7 million for the three-month periods ended December 31, 2002 and 2001, and $10.9 million and $17.3 million for the twelve-month periods ended December 31, 2002 and 2001, respectively.

(6)      Includes the elimination of inter-segment transactions.

(7) Cash flow derived from operating activities is computed by: subtracting direct costs and general and administrative expenses from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America. However, management does evaluate the performance of its business units based on cash flow derived from operating activities because it believes that this financial measure is an accurate reflection of the ongoing profitability of our business units. A reconciliation of this non-GAAP measure to consolidated Income before income taxes is provided herein.

(8) Includes the elimination of inter-segment transactions and unallocated corporate expenses.

                        COMPUTATION OF PER SHARE EARNINGS
         THREE MONTHS AND TWELVE MONTHS ENDED DECEMBER 31, 2002 AND 2001

                    (In thousands, except per share amounts)

A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

                                                                                               (Unaudited)
                                                                  ------------------------------------------------------------------
                                                                  Three Months Ended December 31,   Twelve Months Ended December 31,
                                                                  -------------------------------   --------------------------------

                                                                      2002               2001           2002                2001
                                                                  ------------       ------------   ------------        ------------
Net Income (numerator):
   Net income - basic                                             $     27,205       $     62,056   $    121,489        $    357,450
   Add interest expense on assumed conversion of our
      zero coupon convertible senior debentures, net of tax(1):
        $825 million due 2020                                               --              2,034             --               8,060
        $1.381 billion due 2021                                             --              3,352             --              11,995
                                                                  ------------       ------------   ------------        ------------
     Adjusted net income - diluted                                $     27,205       $     67,442   $    121,489        $    377,505
                                                                  ------------       ------------   ------------        ------------

   Earnings per share:
     Basic                                                        $        .19       $        .44   $        .85        $       2.48
     Diluted                                                      $        .18       $        .41   $        .81        $       2.24

Shares (denominator):
   Weighted average number of shares outstanding - basic(2)            145,385            140,874        143,655             144,430
   Net effect of dilutive stock options and warrants based
      on the treasury stock method                                       6,332              4,768          6,342               6,697
   Assumed conversion of our zero coupon
      convertible senior debentures(1):
        $825 million due 2020                                               --              8,834             --               8,852
        $1.381 billion due 2021                                             --              9,730             --               8,811
                                                                  ------------       ------------   ------------        ------------
   Weighted average number of shares outstanding - diluted             151,717            164,206        149,997             168,790
                                                                  ------------       ------------   ------------        ------------

(1) Diluted earnings per share for the three months and twelve months ended December 31, 2001, reflects the assumed conversion of our $825 million and $1.381 billion zero coupon convertible senior debentures, as the conversion in those periods would have been dilutive. Diluted earnings per share for the three months and twelve months ended December 31, 2002, does not reflect the assumed conversion of our $825 million and $1.381 billion zero coupon convertible senior debentures, as the conversion in those periods would have been anti-dilutive.

(2) Includes the weighted average number of common shares of Nabors and the weighted average number of exchangeable shares of Nabors Exchangeco.